                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                            OTTER TAIL POWER COMPANY
                                (Name of Issuer)

                         Common Stock, $5.00 Par Value
                         (Title of Class of Securities)

                                    689648103
                                 (CUSIP Number)

                                 April 24, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         / /  Rule 13d-1(b)
         /X/  Rule 13d-1(c)
         / /  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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--------------------------------------------------------------------------------
CUSIP No.: 689648103
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON

                  Cascade Investment L.L.C.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  ----------------
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                      (b) [   ]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  State of Washington
------------------------------------------- ------------------------------------
                                            5        SOLE VOTING POWER
             NUMBER OF SHARES
               BENEFICIALLY                          -0-
                 OWNED BY                   ------------------------------------
                   EACH                     6        SHARED VOTING POWER
                REPORTING
                  PERSON                             1,201,400
                   WITH                     ------------------------------------
                                            7        SOLE DISPOSITIVE POWER

                                                     -0-
                                            ------------------------------------
                                            8        SHARED DISPOSITIVE POWER

                                                     1,201,400
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,201,400
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES [   ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.04%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------


                                       2
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--------------------------------------------------------------------------------
CUSIP No.: 689648103
--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON

                  William H. Gates III

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  ----------------
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                      (b) [   ]
--------------------------------------------------------------------------------

3        SEC USE ONLY
--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America
--------------------------------------------------------------------------------
                                            5        SOLE VOTING POWER
             NUMBER OF SHARES
               BENEFICIALLY                          -0-
                 OWNED BY                   ------------------------------------
                   EACH
                REPORTING                   6        SHARED VOTING POWER
                  PERSON
                   WITH                              1,201,400
                                            ------------------------------------

                                            7        SOLE DISPOSITIVE POWER

                                                     -0-
                                            ------------------------------------

                                            8        SHARED DISPOSITIVE POWER

                                                     1,201,400
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,201,400
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES [   ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.04%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------


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Item 1.
         (a)      NAME OF ISSUER:   Otter Tail Power Company (the "Issuer").

         (b) ADDRESS OF PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER: 215 South Cascade Street, Box 496, Fergus Falls, MN, 56538-0496.

Item 2.
         (a)      NAME OF PERSONS FILING:
                  (1) Cascade Investment LLC, a limited liability company organized under the laws of the State of Washington.

                  (2) William H. Gates III.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  (1) 2365 Carillon Point, Kirkland, Washington 98033.

                  (2) One Microsoft Way, Redmond, WA 98052.

         (c)      CITIZENSHIP:
                  (1) Cascade Investment LLC is a limited liability company organized under the laws of the State of Washington.

                  (2) William H. Gates III is a citizen of the United States of America.

         (d)      TITLE OF CLASS OF SECURITIES: Common Stock, $5.00 Par Value.

         (e)      CUSIP NUMBER: 689648103

Item 3.  Not Applicable.

Item 4.  OWNERSHIP.
         (a)      AMOUNT BENEFICIALLY OWNED: 1,201,400

         (b)      PERCENT OF CLASS: 5.04%

         (c)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                  (i)      Sole power to vote or to direct the vote -0-.
                  (ii)     Shared power to vote or to direct the vote
                           1,201,400.*
                  (iii) Sole power to dispose or to direct the disposition of -0-.
                  (iv) Shared power to dispose or to direct the disposition of 1,201,400.*

                  * All shares may be deemed to be beneficially owned by William
                  H. Gates III as the sole member of Cascade Investment LLC.

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: Not Applicable.

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON: Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: Not Applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP: Not
         Applicable.

Item 9.  NOTICE OF DISSOLUTION OF A GROUP:  Not Applicable.

Item 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 April 28, 2000
                                 --------------
                                      Date

                            Cascade Investment L.L.C.

                              By /s/ Michael Larson
                            ------------------------
                             Michael Larson, Manager

                              William H. Gates III

       By /s/ William H. Gates III, by Michael Larson as attorney in fact
         ----------------------------------------------------------------
                                 Michael Larson

         as Manager of Cascade Investment LLC and on behalf of William H. Gates
         III. Duly authorized under power of attorney dated March 20, 2000, by and on behalf of William H. Gates III, filed with the Securities and Exchange Commission on April 28, 2000, SEC
                          File Number 005-41648.


                             JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by either or both of us will be filed, on behalf of each of us.

DATED: April 28, 2000.

             Cascade Investment L.L.C.

             By: /s/ Michael Larson
                --------------------
             Michael Larson, Manager

             William H. Gates III

             By: /s/ William H. Gates III, by Michael Larson as attorney in fact
                 ---------------------------------------------------------------
             Michael Larson*

* Duly authorized under power of attorney dated March 20, 2000, by and on behalf of William H. Gates III, filed with the Securities and Exchange Commission on April 28, 2000, SEC File Number 005-41648.


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